Exhibit 99.1
News
For Release
May 2, 2007
GMAC Financial Services Reports Preliminary First Quarter 2007 Financial Results
•	2007 first quarter net loss of $305 million

•	Results affected by sharp downturn in the U.S. mortgage market

•	Strong performance in auto finance and insurance businesses
•	Global auto finance more than doubled earnings from prior year

•	Insurance posts record first quarter net income
•	Ample liquidity with cash balances of $12.8 billion
NEW YORK — GMAC Financial Services today reported a net loss for the first quarter of 2007 of $305 million, compared to net income of $495 million for the first quarter of 2006. The first quarter results reflect strong performance in GMAC’s global automotive finance and insurance businesses; however, this performance was more than offset by a significant loss at Residential Capital, LLC (ResCap) due to continued pressures in the U.S. mortgage market.
GMAC’s first quarter net income generated by auto finance, insurance and other operations — excluding ResCap — amounted to $605 million, more than twice the earnings generated by these same operations in the first quarter of 2006. ResCap, however, incurred a net loss of $910 million in the first quarter this year, driving a consolidated net loss at GMAC of $305 million.
First Quarter Net Income (Loss)
($ in millions, net of tax)

	2007	2006	Change
Global Automotive Finance	$396	$186	$210
Insurance	143	129	14
Other*	66	(21)	87

Net Income before ResCap results	605	294	311
ResCap	(910)	201	(1,111)

Consolidated Net Income (Loss)	($305)	$495	($800)

*	Q1 2007 includes 21% ownership of GMAC’s former Commercial Mortgage unit; Q1 2006 reflects 100% ownership through March 23, 2006 sale date and 21% ownership thereafter

Amid the sharp downturn in the U.S. mortgage market, many of ResCap’s nonprime assets were liquidated at a loss or marked substantially lower to reflect the severe illiquidity and depressed valuations in the prevailing market environment. In addition, substantial incremental reserves were established during the quarter against various nonprime loans on the balance sheet.
“In light of the major setback incurred by ResCap, we have already undertaken measures to significantly mitigate risk. ResCap has reduced its nonprime mortgage asset portfolio, decreased its warehouse lending against nonprime collateral, and sharply curtailed its new domestic nonprime loan production,” said GMAC’s Chief Executive Officer Eric Feldstein. “As a result, ResCap should be far less vulnerable to further adverse developments in the nonprime space.
“Meanwhile, we are pleased with the increased earnings in the first quarter at our auto finance and insurance units, which were able to partially offset the large earnings decline at ResCap,” Feldstein said. “Underlying operating trends in the auto finance and insurance businesses show signs of continued strength. Credit losses remain near historical lows; auto lease residual performance remains positive; and strong insurance underwriting profitability continues to be underpinned by a favorable trend in loss levels and a very competitive combined ratio.”
Liquidity
GMAC and ResCap both maintained ample liquidity through the first quarter. GMAC’s consolidated cash and marketable securities totaled $12.8 billion as of March 31, 2007, down from $18.3 billion on Dec. 31, 2006. This decrease stems largely from GMAC’s repayment of significant debt maturities in the first quarter.
GMAC successfully completed more than $11 billion of funding in the first quarter. In addition, the company established a $6 billion bridge funding facility to provide added liquidity protection for wholesale auto finance securitizations.
Of GMAC’s consolidated cash and marketable securities position, ResCap held $2.6 billion at the end of the first quarter, up from $2.0 billion at year-end 2006. To further enhance its liquidity position, ResCap executed $2.2 billion in new committed funding facilities during the first quarter this year.

Global Automotive Finance
GMAC’s global automotive finance unit posted net income of $396 million in the first quarter of 2007, more than double the $186 million of earnings generated in the year-ago period. Performance for the quarter was driven by improved margins in North America, gains on whole loan sales and lower tax provisions as most legal entities in the U.S. converted to flow-through limited liability companies (LLC) upon the November 2006 sale by General Motors of a controlling interest in GMAC. Results were also affected by the favorable mark-to-market effect related to the accounting treatment for certain derivatives that economically hedge callable debt. In addition, favorable results were partially offset by lower asset levels year over year.
New vehicle retail and lease originations were flat year over year at about 500,000 units, but were up 14 percent compared to the fourth quarter of 2006. Used vehicle originations were up 25 percent versus the first quarter of 2006. In addition, GMAC was successful in originating wholesale and retail auto finance assets outside the GM dealer network as part of its strategic initiative to grow and diversify its revenue base.
Delinquencies trended up slightly in the first quarter of 2007 but still remain near historically low levels. Lease residual performance improved for the quarter as stable used car prices supported higher GMAC sales proceeds for vehicles coming off lease.
“GMAC’s automotive finance business showed continued signs of strength — both in the U.S. and abroad — and is poised for further profitable growth. Our auto financing activity remains focused predominantly on supporting GM dealers to promote the sale of GM vehicles. But, we are encouraged by some early successes beyond the GM network, as it suggests that our financing capabilities can be leveraged far more broadly over time,” said Feldstein.
“GMAC’s nonprime auto financing activities continued to operate profitably with delinquencies and credit losses generally in line with historical performance,” Feldstein added. “While we have experienced considerable credit pressure in the nonprime mortgage market, GMAC delinquencies and credit losses in prime and nonprime auto loans are still well within a historically low range. We are comfortable with the credit exposure inherent in our nonprime auto loan portfolio given the very consistent underwriting criteria applied to those loans.”

Insurance
In the first quarter of 2007, GMAC’s insurance business posted its all-time best first quarter earnings performance with net income of $143 million, up from $129 million earned in the same period last year. Results were driven by higher earned premiums and more favorable loss levels from the prior year. The combined ratio also improved from the year-ago period to 91.0 percent from 91.3 percent.
The investment portfolio totaled $6.7 billion at March 31, 2007, with approximately 90 percent of the investment portfolio in fixed income securities and approximately 10 percent in equity securities.
Real Estate Finance
ResCap posted a net loss for the first quarter of $910 million, compared to earnings of $201 million in the first quarter of 2006. This large first quarter loss reflects difficult market conditions and limited liquidity for nonprime mortgages held for sale, which were sold or marked at significantly lower market values. Additional significant items adversely affected ResCap’s first quarter results including: i) an increase in reserves related to both higher delinquency and greater loss severity in the nonprime held for investment loan portfolio; and ii) incremental credit losses for warehouse lending relationships with certain third-party nonprime market participants.
In terms of loan production, ResCap’s prime mortgage origination platforms continued to generate strong volume both in the U.S. and at its international operations. In the first quarter of 2007, the company’s U.S. prime loan production climbed to $27.8 billion, up 3 percent from the same period last year. International loan production continued to trend higher, reaching $6.5 billion in the first quarter this year, up 18 percent from the year-ago period. In contrast, ResCap sharply curtailed its U.S. nonprime loan production, reflecting key initiatives to tighten underwriting criteria, mitigate credit risk and reduce its exposure to the nonprime mortgage market. Nonprime loan production in the U.S. amounted to $3.3 billion in the first quarter of 2007, down significantly from the $9.1 billion of nonprime production in the first quarter of 2006.

First Quarter Loan Production
($ in billions)

	2007	2006	% Change
U.S. Prime Loan Production	$27.8	$27.0	3%
U.S. Nonprime Loan Production	3.3	9.1	(64%)
International Loan Production	6.5	5.5	18%
“We have taken aggressive actions to overcome the challenges that ResCap has confronted in the U.S. mortgage market,” said Feldstein. “We have significantly restricted origination of those products with limited market liquidity and with higher early payment default characteristics. We have stepped-up our remediation and loss mitigation efforts. And we are right-sizing the structural cost base in line with lower industry volume and narrower profit margins.”
“We remain confident in the fundamentals of the ResCap business — its large-scale prime mortgage production and servicing platforms, its international footprint, its broad mix of products and origination channels and its diverse earnings base,” Feldstein continued. “And, we have full confidence in the new ResCap management team’s extensive experience and ability to leverage these competitive strengths.”
GMAC injected $500 million of equity into ResCap in the first quarter to bolster the company’s capital position. As of March 31, 2007, ResCap’s common equity base stood at $7.2 billion. In April 2007, GMAC contributed an additional $500 million of equity to further augment ResCap’s equity position. The equity contributed by GMAC to ResCap was funded by the previously announced $1.0 billion of common equity that GM injected into GMAC in connection with the final settlement provisions of the GMAC sale transaction.
Change in Tax Status
First quarter results in 2007 reflect a change in tax status for certain business units versus the year-ago period due to the conversion of a number of GMAC’s unregulated U.S. entities to flow-through limited liability companies in conjunction with the November 2006 transaction in which a controlling interest in the company was sold. These domestic entities are generally not taxed at the entity level and, therefore, the tax rate for U.S. auto finance and certain ResCap businesses is significantly lower in 2007 compared to 2006. The tax rates applicable to GMAC’s corporate non-LLC entities remain comparable year-over-year. GMAC’s tax expense for the first quarter this year amounted to $150 million, down from $222 million last year, due to the mix of earnings in LLC and non-LLC entities.
First Quarter Net Income (Loss)
($ in millions)

	2007	2006	Change
Global Automotive Finance	$436	$268	$168
ResCap	(851)	339	(1,190)
Insurance	191	186	5
Other*	69	(76)	145

Pre-tax income (loss)	(155)	717	(872)
Income tax expense	150	222	72

Consolidated Net Income (Loss)	($305)	$495	($800)

*	Q1 2007 includes 21% ownership of GMAC’s former Commercial Mortgage unit; Q1 2006 reflects 100% ownership through March 23, 2006 sale date and 21% ownership thereafter
Outlook
GMAC’s long-term prospects continue to look favorable. The global automotive finance business is positioned to generate solid returns supported by improved net margins, strong credit performance and revenue diversification initiatives. Outlook for the insurance business also remains strong with profitable underwriting results, steady investment income and strategic initiatives underway to expand the business globally. ResCap’s top-tier mortgage servicing and prime lending operations, its business capital operation and its international operation are all points of long-term competitive strength. In addition, GMAC’s unique international footprint — spanning 40 countries — creates opportunities for future growth in every segment.
At ResCap, uncertainty around the performance and value of nonprime assets remains a challenge, but decisive actions have been taken to significantly mitigate risk. Accordingly, the company anticipates a considerable improvement in ResCap’s earnings performance in the second quarter this year, with losses in ResCap’s U.S. residential mortgage operations expected to be at a much-reduced level. Meanwhile, ResCap anticipates continued access to significant sources of funding and remains well capitalized to operate successfully through this volatile period.

“In the wake of a sharp mortgage market downturn, ResCap has incurred a setback. But this setback is expected to be a temporary one,” affirmed Feldstein. “As in previous cycles, we intend to pursue opportunities created by the market dislocation which will strengthen our competitive position and improve profitability long-term.”
About GMAC Financial Services:
GMAC Financial Services is a global, diversified financial services company that operates in approximately 40 countries in automotive finance, real estate finance, insurance and other commercial businesses. GMAC was established in 1919 and currently employs about 31,000 people worldwide. At Dec. 31, 2006, GMAC held more than $287 billion in assets and earned net income for 2006 of $2.1 billion on net revenue of $18.2 billion. For more information, go to www.gmacfs.com.
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Forward-Looking Statements
In this earnings release and comments by GMAC LLC (“GMAC”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.
While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GMAC’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Form 10-K for GMAC and Residential Capital, LLC (“ResCap”), each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding to sustain growth for GMAC and ResCap and maintaining the mutually beneficial relationship between GMAC and General Motors Corporation (“GM”); our ability to maintain an appropriate level of debt; the profitability and financial condition of GM; restrictions on ResCap’s ability to pay dividends to us; recent developments in the residential mortgage market, especially in the nonprime sector; changes in the residual value of off-lease vehicles; the impact on ResCap of the continuing decline in the U.S. housing market; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap, GMAC or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.
Investors are cautioned not to place undue reliance on forward-looking statements. GMAC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contact:
Gina Proia
GMAC Financial Services
917-369-2364
gina.proia@gm.com

GMAC Financial Services First Quarter 2007 Financial Highlights
Summary Statement of Income

Quarter-ended March 31, ($ in millions)	2007	2006

Net financing revenue before provision for credit losses	$1,625	$1,891
Provision for credit losses	681	166

Net finance revenue	944	1,725
Insurance premiums and service revenue earned	1,041	1,010
Investment income	309	258
Other revenue and income	1,086	1,631

Total net revenue	3,380	4,624
Depreciation expense on operating lease assets	1,081	1,440
Compensation and benefits expense	635	718
Other operating expenses	1,819	1,749

Total noninterest expense	3,535	3,907
Income (loss) before income tax expense	(155)	717
Income tax expense	150	222

Net income (loss)	($305)	$495

Select Balance Sheet Data

	March 31,	December 31,	March 31,
($ in millions)	2007	2006	2006

Cash balances ($ billions) (1)	$12.8	$18.3	$22.1
Finance receivables and loans held for sale, net (2)	187,103	198,588	199,436
Investments in operating leases, net (3)	25,881	24,184	32,567
Total debt (4)	223,727	236,985	246,422

Operating Statistics

		First Quarter
Quarter-ended March 31, ($ millions)		2007	2006
GMAC’s Worldwide Cost of Borrowing (5)		6.16%	5.50%

GMAC Debt Spreads Over U.S. Treasuries (bps)
2-Year		207	445
5-Year		251	449
10-Year		288	474

GMAC Automotive Finance Operations
Net income ($ millions)
North American Operations (NAO)		$305	$57
International Operations (IO)		91	129

Net income		$396	$186

Consumer Portfolio Statistics
NAO	Number of contracts originated (# thousands)	442	430
	Dollar amount of contracts originated ($ billions)	$11.6	$11.3
	Dollar amount of contracts outstanding ($ billions) (6)	$67.2	$80.9
	Share of GM retail sales	45%	48%
	Mix of retail & lease contract originations:
	New (% based on # of units)	80%	85%
	Used (% based on # of units)	20%	15%
	GM subvented (% based on # of units)	86%	89%
	Average original term in months (US retail only)	56	59
	Off-lease remarketing (US only)
	Sales proceeds on scheduled lease terminations
	(36-month) per vehicle - Serviced(7)(8)	$14,736	$14,546
	Off-lease vehicles terminated - Serviced (# units)(8)	76,403	69,129
	Sales proceeds on scheduled lease terminations
	(36-month) per vehicle - On-balance sheet(7)	$14,978	$14,546
	Off-lease vehicles terminated - On-balance sheet (# units)	26,349	69,129

IO	Number of contracts originated (# thousands)	182	173
	Dollar amount of contracts originated ($ billions)	$2.8	$2.5
	Dollar amount of contracts outstanding ($ billions) (6)	$19.4	$17.2
	Mix of retail & lease contract originations:
	New (% based on # of units)	82%	82%
	Used (% based on # of units)	18%	18%
	GM subvented (% based on # of units)	39%	58%

Asset Quality Statistics
NAO	Net charge-offs as a % of managed assets (9)	1.29%	1.21%
	Retail contracts over 30 days delinquent -% of avg. number of managed contracts outstanding(9)(1)	2.51%	2.34%
	Retail contracts over 30 days delinquent -% of avg. number of serviced contracts outstanding (8) (10)	2.27%	2.10%

IO	Net charge-offs as a % of managed assets (9)	0.66%	0.73%
	Retail contracts over 30 days delinquent -% of avg. number of managed contracts outstanding (9) (10)	2.52%	2.54%

GMAC Financial Services First Quarter 2007 Financial Highlights
Operating Statistics

		First Quarter
	Quarter-ended March 31, ($ millions)	2007	2006

NAO	Allowance as a % of related on-balance sheet consumer receivables	2.67%	2.45%
	Severity of loss per unit serviced - consumer (8)
	New	$8,760	$8,248
	Used	$6,923	$6,589
	Repossessions as a % of average number of managed contracts outstanding (9)	2.30%	2.48%

IO	Allowance as a % of related on-balance sheet consumer receivables	1.41%	1.46%
	Repossessions as a % of average number of contracts outstanding	0.50%	0.49%

ResCap Operations
Net Income ($ millions)		($910)	$201

	Gain (loss) on sale of mortgage loans, net
	Domestic	($341.0)	$200.4
	International	106.4	66.7

	Total	($234.6)	$267.1

	Portfolio Statistics ($ billions)
	Loan production volume	$37.5	$41.6
	Mortgage production
	Domestic	$31.0	$36.1
	International	$6.5	$5.5
	Mortgage servicing rights	$5.1	$4.5
	Period end servicing portfolio	$452.9	$393.1
	Loan servicing
	Domestic	$419.3	$368.2
	International	$33.6	$24.9
	U.S. Production Mix ($millions)
	Prime conforming	$9.6	$8.6
	Prime non-conforming	12.3	11.7
	Government	0.6	0.9
	Nonprime	3.2	9.1
	Prime second-lien	5.3	5.8

	Total	$31.0	$36.1
	Asset Quality Statistics ($ millions)
	Provision for credit losses by product
	Mortgage loans held for investment	$364.8	$128.4
	Lending receivables	177.2	(5.7)

	Total	$542.0	$122.7

	Allowance by product
	Mortgage loans held for investment	$1,660	$1,079
	Lending receivables	525	182

	Total	$2,185	$1,261

	Allowance as a % of related receivables
	Mortgage loans held for investment	2.54%	1.46%
	Lending receivables	4.10%	1.44%

	Total	2.80%	1.46%

	Nonaccrual loans	$9,185	$6,270
	Nonaccrual loans as a % of related receivables	11.75%	7.26%

	GMAC Insurance Operations
	Net income ($ millions)	$143	$129
	Premiums and service revenue written ($ millions)	$1,070	1,070
	Premiums and service revenue earned ($ millions)	$1,032	1,004
	Combined ratio (11)	91.0%	91.3%
	Investment portfolio fair value ($ millions)	$6,704	$7,901
	Memo: After-tax
	Gross unrealized gains	$142	$693
	Gross unrealized losses	(38)	(71)

	Net unrealized capital gains	$104	$622

(1)	Includes cash invested in a portfolio of highly liquid marketable securities of $3.2 billion, $2.8 billion, and $4.8 billion at March 31, 2007, December 31, 2006, and March 31, 2006, respectively

(2)	Net of allowance for credit losses

(3)	Net of accumulated depreciation

(4)	Represents both secured and unsecured on-balance sheet debt such as commercial paper, medium-term notes and long-term debt

(5)	Calculated by dividing total interest expense (excluding mark to market adjustments) by average debt.

(6)	Represents on-balance sheet assets

(7)	Prior period amounts based on current vehicle mix, in order to be comparable

(8)	Serviced assets represent on and off-balance sheet finance receivables, loans and operating leases where GMAC continues to service the underlying asset

(9)	Managed assets represent on and off-balance sheet finance receivables, loans and operating leases where GMAC continues to be exposed to credit and/or interest rate risk

(10)	Excludes accounts in bankruptcy

(11)	Combined ratio represents the sum of all reported losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income